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PARLUX FRAGRANCES, INC.
Frank A. Buttacavoli
Esther Egozi Choukroun
Glenn Gopman
Ilia Lekach
David Stone
Jaya Kader Zebede

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FOR IMMEDIATE RELEASE
PARLUX FRAGRANCES AND GLENN NUSSDORF
REACH AMICABLE RESOLUTION OF ALL DISPUTES
Three Nussdorf Nominees Join Reconstituted Six Member Board
Parlux Welcomes Neil Katz As Interim CEO
FORT LAUDERDALE, FLA and RONKONKOMA, NY — February 6, 2007 - Parlux Fragrances, Inc. (PARL: NASDAQ) and Glenn Nussdorf today jointly announced that they have reached an amicable resolution of their disputes. Mr. Nussdorf has terminated his solicitation of consents from Parlux stockholders to replace Parlux’s directors, and Parlux has dismissed with prejudice its lawsuit against Mr. Nussdorf, his nominees and certain Nussdorf-controlled companies.
The parties’ settlement provides for the immediate resignation from the Parlux Board of Ilia Lekach. In addition, because the parties’ settlement calls for equal representation on the Parlux Board by the current independent directors and Mr. Nussdorf’s nominees, Jaya Kader Zebede, one of the current independent directors, has offered her resignation in order to facilitate the transition. Frank A. Buttacavoli, has also agreed to resign as a director to allow for such equal representation, but will continue to serve as Parlux’s Executive Vice President, Chief Operating Officer and Chief Financial Officer. The parties’ settlement provides for the immediate appointment to the Parlux Board of three of Mr. Nussdorf’s nominees, Neil Katz, Anthony D’Agostino and Robert Mitzman. The Parlux Board now consists of six directors, Glenn Gopman, Esther Egozi Choukroun, David Stone, and Messrs. Katz, D’Agostino and Mitzman.
The parties’ settlement also provides for the immediate appointment of Neil Katz as the interim Chief Executive Officer of Parlux. Neil Katz previously served as President and Chief Executive Officer of Gemini Cosmetics, Inc. and President of Liz Claiborne Cosmetics, the prestige fragrance division of the Liz Claiborne Corporation. The reconstituted Parlux Board will conduct a search for a highly qualified permanent CEO, and will consider Neil Katz for such position along with other candidates. Mr. Lekach, who was instrumental in negotiating the terms of the settlement, has ceased to serve as Parlux’s Chief Executive Officer. Mr. Lekach will continue to serve Parlux as a consultant and to assist with fragrance brand licenses and international distribution of Parlux products for a period of four years, and has agreed not to compete with Parlux in the fragrance business for a period of four years.
Mr. Lekach will receive $1.2 million as severance pay and an additional $1.2 million for his consulting services and non-competition covenants. In addition, at Mr. Nussdorf’s request, Mr. Lekach has agreed to a substantial reduction in the amount of the severance payments and warrants contemplated by his employment agreement in the event that a change in control had occurred as a result of Mr. Nussdorf’s consent solicitation. Under the terms of the agreement, Mr. Lekach will receive 500,000 warrants to purchase the Company’s common stock at an exercise price of $1.1654, and Mr. Lekach will receive no other compensation under his employment agreement.
At the request of Mr. Lekach and the Parlux Board, Mr. Nussdorf and his affiliates have agreed, subject to certain exceptions, that for a period of two years he will not make any proposal to acquire Parlux, unless such proposal is to acquire all shares, at a value of not less than $11 per share. Mr. Nussdorf also has agreed not to engage in any proxy or consent solicitations prior to the earlier of 60 days before the 2008 annual meeting of stockholders or eighteen months from the date of the settlement agreement. Mr. Lekach has agreed to customary standstill provisions for a period of four years. Parlux has agreed to reimburse Mr. Nussdorf for $1 million of his expenses incurred in connection with the consent solicitation and the litigation.

Glenn Gopman, a continuing director of Parlux, said: “We are pleased this dispute has been resolved and Parlux is able to avoid further cost and disruption. The settlement will enable the reconstituted Board of Directors and management to devote their full attention to Parlux’s business. We wish to thank Mr. Lekach for his efforts in bringing this matter to an amicable resolution, and we welcome our three new directors and look forward to working with them.”
Glenn Nussdorf said: “My consent solicitation was about performance at Parlux, and the value of the shares which I and every other Parlux stockholder own. It was never about me. With a reconstituted Board of Directors and with Neil Katz serving as interim CEO, I am satisfied that I have achieved our goals. Our settlement agreement demonstrates the commitment of the Parlux Board to addressing stockholder interests in a positive way.”
About Parlux Fragrances, Inc.
Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products. It holds licenses for Paris Hilton fragrances, watches, cosmetics, sunglasses, handbags and other small leather accessories in addition to licenses to manufacture and distribute the designer fragrances of GUESS?, XOXO, Ocean Pacific (OP), Maria Sharapova, Andy Roddick, baby Gund and Fred Hayman Beverly Hills.
Contacts:
Dan Katcher / Steve Frankel
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449